Exhibit 99.1

PLUMAS BANCORP REPORTS THIRD QUARTER 2024 EARNINGS

Reno, Nevada, October 16, 2024 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced earnings during the third quarter of 2024 of $7.8 million or $1.33 per share, a decrease of $140 thousand from $8.0 million or $1.36 per share during the third quarter of 2023. Diluted earnings per share decreased to $1.31 per share during the three months ended September 30, 2024 down from $1.34 per share during the quarter ended September 30, 2023. An increase of $1.1 million in net interest income and a decline of $200,000 in the provision for credit losses were offset by increases of $1.4 million in non-interest expense and a decline of $76,000 in the non-interest income.  Included in non-interest expense were nonrecurring costs related to a litigation matter totaling $376,000. The annualized return on average assets was 1.84% for the three months ended September 30, 2024, down from 2.00% for the three months ended September 30, 2023. The annualized return on average equity decreased from 24.4% during the third quarter of 2023 to 18.1% during the current quarter.

For the nine months ended September 30, 2024, the Company reported net income of $20.9 million or $3.54 per share, a decrease of $1.4 million from $22.3 million or $3.80 per share earned during the nine months ended September 30, 2023. Earnings per diluted share decreased to $3.50 during the nine months ended September 30, 2024, down $0.25 from $3.75 during the first nine months of 2023. An increase of $2.6 million in net interest income and declines of $1.3 million in the provision for credit losses and $336,000 in the provision for income taxes were offset by a decline of $1.8 million in non-interest income and an increase of $3.9 million in non-interest expense. The annualized return on average assets was 1.69% for the nine months ended September 30, 2024, down from 1.88% for the nine months ended September 30, 2023. The annualized return on average equity decreased from 23.3% during the first nine months of 2023 to 17.2% during the current period.

Balance Sheet Highlights

September 30, 2024 compared to September 30, 2023

●	Cash and due from banks increased by $27 million to $118 million.
●	Gross loans increased by $45 million, or 5%, to $1.0 billion.
●	Total equity increased by $62 million, or 52%, to $182 million.
●	Book value per share increased by $10.41, or 51%, to $30.85.
●	Borrowings increased by $65 million to $75 million.

President’s Comments

Andrew J. Ryback, director, president, and chief executive officer of Plumas Bancorp and Plumas Bank, commented on the third quarter of 2024, stating, “We anticipate increased deposit retention as a result of the Fed's decision to cut rates by 50bp in the third quarter as rate seeking funds movement activity will likely be tempered. Additionally, lower rates will likely ease potential challenges for variable rate borrowers.”

“In the third quarter of 2024 we released our 2024 Corporate Citizenship Report, highlighting employee, community, and client engagement and support. Efforts include ongoing technological developments to enhance efficiency and reduce environmental impacts, employee development through leadership training and educational support, formalization of certain fee waivers and other forms of client support, and involvement of staff in non-equity incentives and stock option awards in addition to paying livable wages in excess of California minimum wage requirements. These efforts describe Plumas’ intention and promise to be Here. For Good.,” concluded Ryback.

Loans, Deposits, Investments and Cash

Gross loans increased by $45 million, or 5%, from $959 million at September 30, 2023, to $1.0 billion at September 30, 2024. Increases in loans included $88 million in commercial real estate loans and $5 million in commercial loans, these items were partially offset by decreases of $33 million in automobile loans, $10 million in agricultural loans and $5 million in construction loans.

On September 30, 2024, approximately 77% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency at which variable rate loans are repriced can vary from one day to several years. Most of our commercial real estate portfolio reprices every five years. Approximately 75% of the variable rate loans are indexed to the five year T-Bill rate and reprice every five years. Loans indexed to the prime interest rate were approximately 22% of the Company’s variable rate loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Total deposits decreased by $51 million from $1.40 billion at September 30, 2023 to $1.35 billion at September 30, 2024. The decrease in deposits includes decreases of $34 million in demand deposits, and $41 million in savings deposits. Partially offsetting these declines were increases of $12 million in both money market accounts and time deposits. While deposits decreased during the 12 month period, we experienced an increase in deposits for the three months ended September 30, 2024 of $46 million. At September 30, 2024, 52% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company has no brokered deposits.

Total investment securities increased by $18 million from $438 million at September 30, 2023, to $457 million at September 30, 2024 related to a decline in the unrealized loss on investment securities. The Bank’s investment security portfolio consists of debt securities issued by US Government agencies, US Government sponsored agencies and municipalities. All investment securities are classified as available for sale. The unrealized loss on investment securities decreased from $76 million at September 30, 2023 to $21 million at September 30, 2024. Cash and due from banks increased by $27 million from $91 million at September 30, 2023, to $118 million at September 30, 2024.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) were $4.8 million at September 30, 2024 and 2023. Nonperforming assets as a percentage of total assets decreased slightly to 0.29% at September 30, 2024 down from 0.31% at September 30, 2023. OREO decreased by $299 thousand from $440 thousand at September 30, 2023 to $141 thousand at September 30, 2024. Nonperforming loans were $4.5 million at September 30, 2024 and $4.3 million at September 30, 2023. Nonperforming loans as a percentage of total loans decreased slightly to 0.44% at September 30, 2024, down from 0.45% at September 30, 2023.

During the first nine months of 2024 we recorded a provision for credit losses of $1,346,000 consisting of a provision for credit losses on loans of $1,475,000 and a decrease in the reserve for unfunded commitments of $129 thousand. The provision includes growth in the loan portfolio, and net losses during the nine-month period. This compares to a provision for credit losses of $2,675,000 consisting of a provision for credit losses - loans of $2,425,000 and an increase in the reserve for unfunded commitments of $250,000 during the nine months ended September 30, 2023.

Net charge-offs, mostly related to our automobile loan portfolio, totaled $736 thousand and $724 thousand during the nine months ended September 30, 2024 and 2023, respectively. The allowance for credit losses totaled $13.6 million at September 30, 2024 and $12.9 million at September 30, 2023. The allowance for credit losses as a percentage of total loans was 1.35% at September 30, 2024 and 2023.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the nine months ended September 30, 2024 and 2023 (in thousands).

Allowance for Credit Losses	September 30, 2024	September 30, 2023
Balance, beginning of period	$12,867	$10,717
Impact of CECL adoption	-	529
Provision charged to operations	1,475	2,425
Losses charged to allowance	(1,422)	(1,252)
Recoveries	686	528
Balance, end of period	$13,606	$12,947

Reserve for Unfunded Commitments	September 30, 2024	September 30, 2023
Balance, beginning of period	$799	$341
Impact of CECL adoption	-	258
Provision charged to operations	(129)	250
Balance, end of period	$670	$849

Shareholders’ Equity

Total shareholders’ equity increased by $62 million from $120 million at September 30, 2023, to $182 million at September 30, 2024. The $62 million includes earnings during the twelve-month period of $28.4 million, a decrease in accumulated other comprehensive loss of $38.9 million and restricted stock and stock option activity totaling $0.9 million. These items were partially offset by the payment of cash dividends totaling $6.2 million.

Borrowings

At December 31, 2023, the Company had outstanding borrowings under the Bank Term Funding Program (BTFP) totaling $80 million. In January 2024, the Company borrowed an additional $25 million under the BTFP and during September 2024 we made a $45 million payment resulting in a balance of $60 million outstanding at September 30, 2024. This borrowing bears interest at the rate of 4.85% and is payable on January 17, 2025. Borrowings under the BTFP can be prepaid without penalty. There were no borrowings under the BTFP at September 30, 2023. Interest expense recognized on the BTFP borrowings for the nine months ended September 30, 2024 totaled $3.7 million.

In addition to the BTFP borrowings, Plumas Bancorp has outstanding borrowings of $15 million with a correspondent bank. This loan matures on January 25, 2035 and can be prepaid at any time. During the initial three years the loan functions as an interest only revolving line of credit. Beginning on year four the loan converts into a term loan requiring semi-annual principal and interest payments and no further advances can be made. This borrowing bears interest at a fixed rate of 3.85% for the first 5 years and then at a floating interest rate linked to WSJ Prime Rate for the remaining eight year term.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturity of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive offering rates on deposit products and the use of established lines of credit.

The Company is a member of the FHLB and can borrow up to $240 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $426 million. In addition to its FHLB borrowing line, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings from the FHLB or the correspondent banks at September 30, 2024 and September 30, 2023.

The Company estimates that it has approximately $456 million in uninsured deposits. Of this amount, $104 million represents deposits that are collateralized such as deposits of states, municipalities and tribal accounts.

Customer deposits are the Company’s primary source of funds. Total deposits decreased by $51 million from $1.40 billion at September 30, 2023 to $1.35 billion at September 30, 2024. Deposits are held in various forms with varying maturities.

The Company’s securities portfolio, Federal funds sold, FHLB advances, and cash and due from banks serve as the primary sources of liquidity, providing adequate funding for loans during periods of high loan demand. During periods of decreased lending, funds obtained from the maturing or sale of investments, loan payments, and new deposits are invested in short-term earning assets, such as cash held at the Federal Reserve Bank of San Fransisco, Federal funds sold and investment securities, to serve as a source of funding for future loan growth. Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations in the foreseeable future.

Net Interest Income and Net Interest Margin – Three Months Ended September 30, 2024

Net interest income was $18.9 million for the three months ended September 30, 2024, an increase of $1.1 million from the same period in 2023. The increase in net interest income includes an increase of $2.8 million in interest income partially offset by an increase of $1.7 million in interest expense.

Interest and fees on loans increased by $1.4 million related to growth in the loan portfolio and an increase in yield on the portfolio. Average loan balances increased by $58 million, while the average yield on these loans increased by 21 basis points from 6.00% during the third quarter of 2023 to 6.21% during the current quarter. The increase in loan yield includes an increase in SBA fixed rate loans which currently yield approximately 8.1% and the repricing of loans that are priced off the 5 year Treasury. These loans are primarily commercial real estate loans and are repriced every five years.

Interest on investment securities increased by $670 thousand related to an increase in yield of 71 basis points to 3.99%. The increase in investment yields is consistent with the increase in market rates and the partial restructuring of the investment portfolio during the first quarter of 2024. Average investment securities declined from $462 million during the three months ended September 30, 2023 to $447 million during the current quarter. Interest on cash balances increased by $791 thousand related to an increase in average balance of $57 million and an increase in rate earned on these balances of 7 basis points from 5.37% during the three months ended September 30, 2023 to 5.44% during the current quarter. Cash balances primarily relate to cash held at the Federal Reserve Bank of San Francisco (FRB). The average rate earned on FRB balances was 5.33% during both the third quarter of 2024 and 2023.

Interest expense increased by $1.7 million from $1.3 million during the three months ended September 30, 2023 to $3.0 million during the current period related to increase in rate paid on interest bearing liabilities and an increase in borrowings. The average rate paid on interest bearing liabilities increased from 0.73% during the 2023 quarter to 1.52% in 2024 related mainly to an increase in market interest rates, and an increase in borrowings.

Interest paid on deposits increased by $391 thousand and is broken down by product type as follows: money market accounts - $266 thousand and time deposits - $146 thousand. Related to a decline in average balance of $43 million, interest on savings deposits declined by $21 thousand. The average rate paid on interest-bearing deposits increased from 0.69% during the third quarter of 2023 to 0.97% during the current quarter.

Mostly related to an increase in average borrowings outstanding from $10 million during the three months ended September 30, 2023 to $117 million during the current quarter, interest incurred on borrowings increased by $1.3 million from $114 thousand during the three months ended September 30, 2023 to $1.4 million during the three months ended September 30, 2024.

Net interest margin for the three months ended September 30, 2024 was 4.76%, down slightly from 4.77% for the same period in 2023.

Net Interest Income and Net Interest Margin – Nine months Ended September 30, 2024

Net interest income for the nine months ended September 30, 2024 was $54.7 million, an increase of $2.6 million from the $52.1 million earned during the same period in 2023. The increase in net interest income includes an increase of $8.0 million in interest income partially offset by an increase of $5.4 million in interest expense.

Interest and fees on loans increased by $5.3 million related to an increase in average balance and yield. The average balance of loans during the nine months ended September 30, 2024 was $982 million, an increase of $56 million from $926 million during the same period in 2023. The average yield on loans increased by 38 basis points from 5.83% during the first nine months of 2023 to 6.21% during the current period.

Interest on investment securities increased by $2.0 million related to an increase in yield of 67 basis points to 3.92%. The increase in investment yields is consistent with the increase in market rates and the partial restructuring of the investment portfolio. Average investment securities declined from $469 million during the nine months ended September 30, 2023 to $457 million during the current period. Interest on cash balances increased by $712 thousand related to an increase in yield of 54 basis points and an increase in average balance of $8.4 million from $88.8 million during the first nine months of 2023 to $97.2 million in the current period.

Interest expense increased from $2.9 million during the nine months ended September 30, 2023 to $8.3 million during the current period related to an increase in rate paid on interest bearing liabilities and an increase in borrowings. The average rate paid on interest bearing liabilities increased from 0.55% during the 2023 period to 1.43% in 2024 related to an increase in borrowings and an increase in market interest rates. The average balance of borrowings increased by $107 million from $10 million during the nine months ended September 30, 2023 to $117 million during the current period.

Interest paid on deposits increased by $1.6 million and is broken down by product type as follows: money market accounts - $556 thousand and time deposits - $1.1 million. Related to a decline in average balance of $57 million, interest on savings deposits declined by $75 thousand. The average rate paid on interest-bearing deposits increased from 0.49% during the nine months ended September 30, 2023 to 0.85% during the current period.

Interest incurred on borrowings totaled $4.2 million and $396 thousand during the nine months ended September 30, 2024 and 2023, respectively.

Net interest margin for the nine months ended September 30, 2024 increased 6 basis points to 4.76%, up from 4.70% for the same period in 2023.

Non-Interest Income/Expense – Three Months Ended September 30, 2024

Non-interest income decreased by $76 thousand to $2.2 million during the current quarter. Increases of $29 thousand in service charge income, $21 thousand in Federal Home Loan Bank dividends and $6 thousand in other non-interest income were offset by declines in interchange income of $101 thousand, loan servicing fees of $27 thousand and earnings on insurance policies of $4 thousand. Interchange income can fluctuate period to period based on the volume of debit card transactions.

During the three months ended September 30, 2024, total non-interest expense increased by $1.4 million from $9.4 million during the third quarter of 2023 to $10.8 million during the current quarter. The largest components of this increase were an increase in salary and benefit expense of $367 thousand, an increase in occupancy and equipment costs of $636 thousand, an increase in professional fees of $117 thousand and an increase in other non-interest expense of $262 thousand. The increase in salary and benefit expense primarily relates to an increase in salary expense and a decrease in the deferral of loan origination costs. Salary expenses increased by $138 thousand, which we attribute primarily to merit and promotional salary increases and an increase in employees. Our full time equivalent employee count has increased from 180 at September 30, 2023 to 189 at September 30, 2024. Deferred loan origination cost declined by $95 thousand from $694 thousand during the three months ended September 30, 2023 to $599 thousand during the current period. The amount of loan origination costs deferred is primarily related to loan volume, both new originations and renewals, during the period. Occupancy and equipment costs increased by $636 thousand related to an increase in rent expense of $705 thousand mostly related to the sales/leaseback transaction completed during the first quarter of 2024. This increase in rent expense was offset by additional income resulting from the partial restructuring of our investment portfolio which also took place during the first quarter of 2024. Other expenses and professional fees include non-recurring expenses totaling $376 thousand during the three months ended September 30, 2024 and $565 thousand during the nine months ended September 30, 2024 related to a litigation matter. While portions of this matter are still being litigated these amounts represent our best estimate of potential costs to Plumas Bank related to this matter.

Non-Interest Income/Expense – Nine months Ended September 30, 2024

During the nine months ended September 30, 2024, non-interest income totaled $6.6 million, a decrease of $1.8 million from the nine months ended September 30, 2023. The largest component of this decrease was a $1.7 million gain on termination of our interest rate swaps during 2023. Related to the sale/leaseback transaction during the first quarter of 2024 and the partial restructuring of our investment portfolio, a $19.9 million gain on sale of buildings was offset by a $19.8 million loss on investment securities.

During the nine months ended September 30, 2024 non-interest expense increased by $3.9 million to $31.6 million. The largest components of this increase were a $1.1 million increase in salary and benefit expenses, a $1.7 million increase in occupancy and equipment expenses and a $618 thousand increase in other non-interest expenses. The largest increases in salary and benefit expense were $524 thousand in salary expense and $404 thousand in commission expense. These were partially offset by an increase in the deferral of loan origination costs of $297 thousand related to an increase in SBA production. The increase in occupancy and equipment costs relates to a $1.7 million increase in rent expense related to the sales/leaseback transaction. The increase in other non-interest expense includes expenses related to the litigation matter discussed earlier.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fifteen branches: thirteen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of September 30,
	2024	2023	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$117,959	$90,567	$27,392	30.2%
Investment securities	456,720	438,265	18,455	4.2%
Loans, net of allowance for credit losses	993,070	948,719	44,351	4.7%
Premises and equipment, net	12,703	19,064	(6,361)	(33.4)%
Right-of-use assets	24,657	3,025	21,632	715.1%
Bank owned life insurance	16,415	16,006	409	2.6%
Real estate acquired through foreclosure	141	440	(299)	(68.0)%
Goodwill	5,502	5,502	-	-%
Accrued interest receivable and other assets	36,807	51,286	(14,479)	(28.2)%
Total assets	$1,663,974	$1,572,874	$91,100	5.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,350,996	$1,402,486	$(51,490)	(3.7)%
Lease liabilites	24,983	3,094	21,889	707.5%
Accrued interest payable and other liabilities	31,053	37,369	(6,316)	(16.9)%
Borrowings	75,000	10,000	65,000	650.0%
Total liabilities	1,482,032	1,452,949	29,083	2.0%
Common stock	28,813	27,896	917	3.3%
Retained earnings	167,846	145,694	22,152	15.2%
Accumulated other comprehensive loss, net	(14,717)	(53,665)	38,948	72.6%
Shareholders’ equity	181,942	119,925	62,017	51.7%
Total liabilities and shareholders’ equity	$1,663,974	$1,572,874	$91,100	5.8%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2024	2023	Dollar Change	Percentage Change

Interest income	$21,862	$19,042	$2,820	14.8%
Interest expense	2,992	1,303	1,689	129.6%
Net interest income before provision for credit losses	18,870	17,739	1,131	6.4%
Provision for credit losses	(400)	(200)	(200)	100.0%
Net interest income after provision for credit losses	19,270	17,939	1,331	7.4%
Non-interest income	2,237	2,313	(76)	(3.3)%
Non-interest expense	10,824	9,442	1,382	14.6%
Income before income taxes	10,683	10,810	(127)	(1.2)%
Provision for income taxes	2,853	2,840	13	0.5%
Net income	$7,830	$7,970	$(140)	(1.8)%

Basic earnings per share	$1.33	$1.36	$(0.03)	(2.2)%
Diluted earnings per share	$1.31	$1.34	$(0.03)	(2.2)%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2024	2023	Dollar Change	Percentage Change

Interest income	$63,049	$55,053	$7,996	14.5%
Interest expense	8,317	2,925	5,392	184.3%
Net interest income before provision for credit losses	54,732	52,128	2,604	5.0%
Provision for credit losses	1,346	2,675	(1,329)	(49.7)%
Net interest income after provision for credit losses	53,386	49,453	3,933	8.0%
Non-interest income	6,579	8,380	(1,801)	(21.5)%
Non-interest expense	31,617	27,764	3,853	13.9%
Income before income taxes	28,348	30,069	(1,721)	(5.7)%
Provision for income taxes	7,478	7,814	(336)	(4.3)%
Net income	$20,870	$22,255	$(1,385)	(6.2)%

Basic earnings per share	$3.54	$3.80	$(0.26)	(6.8)%
Diluted earnings per share	$3.50	$3.75	$(0.25)	(6.7)%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2024	6/30/2024	9/30/2023	9/30/2024	9/30/2023
EARNINGS PER SHARE
Basic earnings per share	$1.33	$1.15	$1.36	$3.54	$3.80
Diluted earnings per share	$1.31	$1.14	$1.34	$3.50	$3.75
Weighted average shares outstanding	5,896	5,896	5,866	5,893	5,861
Weighted average diluted shares outstanding	5,968	5,946	5,932	5,956	5,932
Cash dividends paid per share [1]	$0.27	$0.27	$0.25	$0.81	$0.75

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.84%	1.67%	2.00%	1.69%	1.88%
Return on average equity	18.1%	17.1%	24.4%	17.2%	23.3%
Yield on earning assets	5.52%	5.62%	5.12%	5.48%	4.96%
Rate paid on interest-bearing liabilities	1.52%	1.44%	0.73%	1.43%	0.55%
Net interest margin	4.76%	4.89%	4.77%	4.76%	4.70%
Noninterest income to average assets	0.53%	0.54%	0.58%	0.53%	0.71%
Noninterest expense to average assets	2.55%	2.56%	2.37%	2.56%	2.34%
Efficiency ratio [2]	51.3%	50.4%	47.1%	51.6%	45.9%

	9/30/2024	6/30/2024	9/30/2023	12/31/2023	12/31/2022
CREDIT QUALITY RATIOS AND DATA
Allowance for credit losses	$13,606	$14,082	$12,947	$12,867	$10,717
Allowance for credit losses as a percentage of total loans	1.35%	1.41%	1.35%	1.34%	1.18%
Nonperforming loans	$4,455	$8,974	$4,329	$4,820	$1,172
Nonperforming assets	$4,753	$9,148	$4,813	$5,315	$1,190
Nonperforming loans as a percentage of total loans	0.44%	0.90%	0.45%	0.50%	0.13%
Nonperforming assets as a percentage of total assets	0.29%	0.56%	0.31%	0.33%	0.07%
Year-to-date net charge-offs	$736	$610	$724	$954	$935
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.10%	0.13%	0.10%	0.10%	0.11%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,897	5,896	5,868	5,872	5,850
Shareholders' equity	$181,942	$165,155	$119,925	$147,317	$119,004
Book value per common share	$30.85	$28.01	$20.44	$25.09	$20.34
Tangible common equity[3]	$175,601	$158,763	$113,374	$140,823	$112,273
Tangible book value per common share[4]	$29.78	$26.93	$19.32	$23.98	$19.19
Tangible common equity to total assets	10.6%	9.7%	7.2%	8.7%	6.9%
Gross loans to deposits	74.3%	76.4%	68.6%	71.9%	62.6%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	11.3%	11.3%	10.6%	10.8%	9.2%
Common Equity Tier 1 Ratio	16.9%	16.4%	15.1%	15.7%	14.7%
Tier 1 Risk-Based Capital Ratio	16.9%	16.4%	15.1%	15.7%	14.7%
Total Risk-Based Capital Ratio	18.2%	17.6%	16.3%	16.9%	15.7%

(1)

The Company paid a quarterly cash dividend of $0.27 per share on August 15, 2024, May 15, 2024 and February 15, 2024 and a quarterly cash dividend of $0.25 per share on February 15, 2023, May 15, 2023, August 15, 2023 and November 15, 2023.

(2)	Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3)	Tangible common equity is defined as common equity less core deposit intangibles and goodwill.
(4)	Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	9/30/2024			9/30/2023
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$1,001,505	$15,635	6.21%	$943,348	$14,276	6.00%
Investment securities	370,051	3,885	4.18%	337,702	2,888	3.39%
Non-taxable investment securities (1)	76,817	596	3.09%	123,877	923	2.96%
Interest-bearing deposits	127,640	1,746	5.44%	70,545	955	5.37%
Total interest-earning assets	1,576,013	21,862	5.52%	1,475,472	19,042	5.12%
Cash and due from banks	27,480			27,049
Other assets	86,001			77,221
Total assets	$1,689,494			$1,579,742

Interest-bearing liabilities:
Money market deposits	223,229	657	1.17%	224,128	391	0.69%
Savings deposits	323,347	178	0.22%	365,869	199	0.22%
Time deposits	99,815	736	2.93%	91,290	590	2.56%
Total deposits	646,391	1,571	0.97%	681,287	1,180	0.69%
Borrowings	117,065	1,413	4.80%	10,000	114	4.52%
Other interest-bearing liabilities	17,943	8	0.18%	19,300	9	0.19%
Total interest-bearing liabilities	781,399	2,992	1.52%	710,587	1,303	0.73%
Non-interest-bearing deposits	697,079			719,725
Other liabilities	39,249			20,012
Shareholders' equity	171,767			129,418
Total liabilities & equity	$1,689,494			$1,579,742
Cost of funding interest-earning assets (4)			0.76%			0.35%
Net interest income and margin (5)		$18,870	4.76%		$17,739	4.77%

(1)	Not computed on a tax-equivalent basis.
(2)	Average nonaccrual loan balances of $3.7 million for 2024 and $3.4 million for 2023 are included in average loan balances for computational purposes.
(3)	Net costs included in loan interest income for the three-month periods ended September 30, 2024 and 2023 were $408 thousand and $346 thousand, respectively.
(4)	Total annualized interest expense divided by the average balance of total earning assets.
(5)	Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the nine-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Nine Months Ended			For the Nine Months Ended
	9/30/2024			9/30/2023
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$982,191	$45,639	6.21%	$926,148	$40,363	5.83%
Investment securities	369,893	11,423	4.13%	343,868	8,641	3.36%
Non-taxable investment securities (1)	87,051	1,989	3.05%	124,879	2,763	2.96%
Interest-bearing deposits	97,196	3,998	5.49%	88,819	3,286	4.95%
Total interest-earning assets	1,536,331	63,049	5.48%	1,483,714	55,053	4.96%
Cash and due from banks	26,978			25,943
Other assets	85,536			75,771
Total assets	$1,648,845			$1,585,428

Interest-bearing liabilities:
Money market deposits	216,699	1,501	0.93%	229,914	945	0.55%
Savings deposits	327,263	532	0.22%	383,790	607	0.21%
Time deposits	95,350	2,041	2.86%	69,256	959	1.85%
Total deposits	639,312	4,074	0.85%	682,960	2,511	0.49%
Borrowings	117,136	4,210	4.80%	7,143	255	4.77%
Junior subordinated debentures	-	-	-%	3,033	141	6.22%
Other interest-bearing liabilities	18,820	33	0.23%	18,230	18	0.13%
Total interest-bearing liabilities	775,268	8,317	1.43%	711,366	2,925	0.55%
Non-interest-bearing deposits	678,057			729,044
Other liabilities	33,845			17,293
Shareholders' equity	161,675			127,725
Total liabilities & equity	$1,648,845			$1,585,428
Cost of funding interest-earning assets (4)			0.72%			0.26%
Net interest income and margin (5)		$54,732	4.76%		$52,128	4.70%

(1)	Not computed on a tax-equivalent basis.
(2)	Average nonaccrual loan balances of $4.4 million for 2024 and $3.1 million for 2023 are included in average loan balances for computational purposes.
(3)	Net costs included in loan interest income for the nine-month periods ended September 30, 2024 and 2023 were $1,090 thousand and $927 thousand, respectively.
(4)	Total annualized interest expense divided by the average balance of total earning assets.
(5)	Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended September 30, 2024 and 2023.

	For the Three Months Ended
	September 30,
	2024	2023	Dollar Change	Percentage Change
Interchange income	$818	$919	(101)	(11.0)%
Service charges on deposit accounts	766	737	29	3.9%
Loan servicing fees	176	203	(27)	(13.3)%
FHLB Dividends	136	115	21	18.3%
Earnings on life insurance policies	104	108	(4)	(3.7)%
Other	237	231	6	2.6%
Total non-interest income	$2,237	$2,313	$(76)	(3.3)%

The following table presents the components of non-interest expense for the three-month periods ended September 30, 2024 and 2023.

	For the Three Months Ended
	September 30,
	2024	2023	Dollar Change	Percentage Change
Salaries and employee benefits	$5,481	$5,114	$367	7.2%
Occupancy and equipment	1,988	1,352	636	47.0%
Outside service fees	1,114	1,170	(56)	(4.8)%
Professional fees	345	228	117	51.3%
Advertising and shareholder relations	247	233	14	6.0%
Armored car and courier	228	211	17	8.1%
Director compensation and expense	203	165	38	23.0%
Deposit insurance	191	182	9	4.9%
Telephone and data communication	188	203	(15)	(7.4)%
Business development	143	152	(9)	(5.9)%
Loan collection expenses	102	91	11	12.1%
Amortization of Core Deposit Intangible	51	60	(9)	(15.0)%
Other	543	281	262	93.2%
Total non-interest expense	$10,824	$9,442	$1,382	14.6%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the nine-month periods ended September 30, 2024 and 2023.

	For the Nine Months Ended
	September 30,
	2024	2023	Dollar Change	Percentage Change
Gain on sale of buildings	$19,854	$-	19,854	100.0%
Interchange income	2,340	2,458	(118)	(4.8)%
Service charges on deposit accounts	2,224	2,051	173	8.4%
Loan servicing fees	564	678	(114)	(16.8)%
FHLB Dividends	409	289	120	41.5%
Earnings on life insurance policies	305	313	(8)	(2.6)%
Gain on termination of interest rate swaps	-	1,707	(1,707)	(100.0)%
Loss on sale of investment securties	(19,817)	-	(19,817)	100.0%
Other	700	884	(184)	(20.8)%
Total non-interest income	$6,579	$8,380	$(1,801)	(21.5)%

The following table presents the components of non-interest expense for the nine-month periods ended September 30, 2024 and 2023.

	For the Nine Months Ended
	September 30,
	2024	2023	Dollar Change	Percentage Change
Salaries and employee benefits	$16,129	$15,047	$1,082	7.2%
Occupancy and equipment	5,627	3,945	1,682	42.6%
Outside service fees	3,430	3,345	85	2.5%
Professional fees	1,113	854	259	30.3%
Advertising and shareholder relations	706	693	13	1.9%
Armored car and courier	651	558	93	16.7%
Telephone and data communication	614	606	8	1.3%
Director compensation and expense	569	603	(34)	(5.6)%
Deposit insurance	562	552	10	1.8%
Business development	506	457	49	10.7%
Loan collection expenses	323	308	15	4.9%
Amortization of Core Deposit Intangible	153	180	(27)	(15.0)%
Other	1,234	616	618	100.3%
Total non-interest expense	$31,617	$27,764	$3,853	13.9%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table shows the distribution of loans by type at September 30, 2024 and 2023.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	9/30/2024	9/30/2024	9/30/2023	9/30/2023
Commercial	$82,192	8.2%	$76,719	8.0%
Agricultural	121,709	12.1%	131,242	13.7%
Real estate – residential	11,672	1.2%	12,457	1.3%
Real estate – commercial	618,236	61.6%	530,023	55.3%
Real estate – construction & land	54,287	5.4%	58,901	6.1%
Equity Lines of Credit	37,652	3.8%	37,650	3.9%
Auto	72,388	7.2%	105,584	11.0%
Other	5,352	0.5%	6,056	0.7%
Total Gross Loans	$1,003,488	100%	$958,632	100%

The following table shows the distribution of Commercial Real Estate loans at September 30, 2024 and 2023.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	9/30/2024	9/30/2024	9/30/2023	9/30/2023
Owner occupied	$263,280	42.6%	$180,908	34.1%
Investor	354,956	57.4%	349,115	65.9%
Total real estate - commercial	$618,236	100%	$530,023	100%

The following table shows the distribution of deposits by type at September 30, 2024 and 2023.

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	9/30/2024	9/30/2024	9/30/2023	9/30/2023
Non-interest bearing	$703,005	52.0%	$736,683	52.5%
Money Market	229,267	17.0%	217,731	15.5%
Savings	316,483	23.4%	357,765	25.5%
Time	102,241	7.6%	90,307	6.5%
Total Deposits	$1,350,996	100%	$1,402,486	100%